Exhibit 3.60
ARTICLES OF INCORPORATION
OF
EDUCARN COMMUNITY LIVING CORPORATION — NEW MEXICO
     The undersigned, acting as incorporator of a corporation under the New Mexico Business Corporation Act, adopts the following Articles of Incorporation for the corporation:
ARTICLE I
     The name of the corporation is EduCare Community Living Corporation — New Mexico.
ARTICLE II
Purpose
     The purposes for which the corporation is organized are: to provide well-managed, high-quality services for persons with special needs; to do all and everything necessary, suitable or proper for the accomplishment of any of the purposes, the attainment of any of the objects, or the exercise of any of the powers herein set forth, either alone or in conjunction with other corporations, firms, or individuals; to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the above-mentioned objects, purposes, or powers; and to transact any lawful business for which corporations may be incorporated under the New Mexico Business Corporation Act.
ARTICLE III
Stock
     The aggregate number of authorized shares which the                    corporation shall have authority to issue is one hundred thousand (100,000) shares of no par common stock, each for the minimum consideration as authorized by the board of directors, but such amount shall not be less than One Dollar ($1.00) per share.

ARTICLE IV
Registered Office and Agent
     Its initial registered office address is 325 Paseo de Peralta, Santa Fe, New Mexico 87501, and its initial registered agent at that address is Montgomery & Andrews, Professional Association.
ARTICLE V
Initial Board of Directors
     The number of directors constituting its initial board of directors is three, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

NAME	ADDRESS

Dennis Latimer	6034 W. Courtyard Dr. Suite 150 Austin, Texas 78730

Dennis Henegar	6034 W. Courtyard Dr. Suite 150 Austin, Texas 78730

Barbara Bowman	6034 W. Courtyard Dr. Suite 150 Austin, Texas 78730
ARTICLE VI
Bylaws
     The initial bylaws of the corporation shall be adopted by its board of directors. After the adoption of the initial bylaws of the corporation, the power to alter, amend or repeal the bylaws of the corporation and to adopt new bylaws of the corporation shall be vested in the board of directors.
ARTICLE VII
Organization Meeting
     After the issuance of the certificate of incorporation by the New Mexico State Corporation Commission, an organization meeting of the board of, directors named herein shall be held at the corporation’s principal office, or such other place of business within or without the State of New Mexico ac the directors named herein shall agree, for the purpose of adopting the initial bylaws of the corporation, electing officers and transacting such other business as shall come before the meeting.

DATED: October 14, 1993.

/s/ Thomas W. Olson Thomas W. Olson
325 Paseo de Peralta
Santa Fe, New Mexico 87501

AFFIDAVIT OF ACCEPTANCE OF APPOINTMENT
BY DESIGNATED INITIAL REGISTERED AGENT

TO:	THE STATE CORPORATION COMMISSION STATE OF NEW MEXICO

STATE OF NEW MEXICO	)
	)	ss.
COUNTY OF SANTA FE	)
     On this 14th day of October, 1993, before me, a Notary Public in and for the State and county aforesaid, personally appeared Thomas W. Olson, Vice President of Montgomery & Andrews, Professional Association, who is known to be the person and who, being by me duly sworn, acknowledged to me that he does hereby acknowledge that corporation’s acceptance of the appointment as the initial Registered Agent of the corporation which is named in the foregoing Articles of Incorporation, and which is applying for a Certificate of Incorporation.

MONTGOMERY & ANDREWS
Professional Association

By:	/s/ Thomas W. Olson Its Vice President
     Acknowledged, subscribed and sworn before me on the day, month and year first set forth above.

Notary Public

My commission expires: